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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68875

                             PROSPECTUS SUPPLEMENT

                     To Prospectus dated December 23, 1998

       and supplemented by Prospectus Supplements dated January 26, 1999, February 1, 1999, February 5, 1999, February 26, 1999 and March 16, 1999 of

                        AMERICAN EAGLE OUTFITTERS, INC.

     On July 6, 1999, Paul Guez sold 10,000 shares of common stock. The shares were sold in an open market transaction at $49.00 per share. The sale was effected by Prudential Securities Incorporated, as agent, with the payment by Mr. Guez of a commission of $.07 per share.

     On July 7, 1999, Paul Guez sold 15,000 shares of common stock. The shares were sold in open market transactions as follows: 2,500 shares at $50.50 per share, 2,500 shares at $50.625 per share, 5,000 shares at $50.75 and 5,000 shares at $51.50 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Mr. Guez of a commission of $.07 per share.

     Immediately following these transactions, Paul Guez beneficially owned 363,000 shares, subject to his obligation to deliver 274,000 shares upon exercise of option contracts written by Mr. Guez.

     On July 7, 1999, the closing price per share on the Nasdaq National Market was $50.1875.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is July 9, 1999.